Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” included in Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 7 to the Registration Statement (Form S-11 No. 333-139504) and related Prospectus of Inland American Real Estate Trust, Inc. for the registration of  540,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 7, 2007, with respect to the consolidated financial statements and schedule of Apple Hospitality Five, Inc., Apple Hospitality Five, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apple Hospitality Five, Inc., included in Inland American Real Estate Trust, Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 19, 2007.

/s/ Ernst & Young LLP

Richmond, Virginia

December 17, 2008